Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S‑8 (Nos. 33-53542, 333-137857 and 333-208394) of Unit Corporation of our report dated June 29, 2015 relating to the financial statements of the Unit Corporation Employees’ Thrift Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
June 16, 2016